Exhibit 99.1
The Acquisition
Libbey Inc. and its subsidiaries intend to: (1) acquire the 51% equity interest in Libbey Inc.’s Mexican joint venture (“Crisa”) with Vitro, S.A. de C.V. (“Vitro”) currently held by Vitro (the “acquisition”) and (2) refinance certain indebtedness, including (a) the repayment of amounts outstanding under Libbey Inc.’s existing senior secured credit facility, (b) the redemption of Libbey Inc.’s outstanding senior notes, (c) the repayment of existing indebtedness of Crisa, (d) the refinancing of the euro-denominated working capital line of credit of Libbey Inc.’s wholly owned subsidiary Libbey Europe B.V. and (e) the payment of related fees, expenses and redemption premiums (the “refinancing” and, together with the acquisition, the “transactions”).
Liquidity and capital resources
Following the transactions, we expect that cash generated from operating activities and availability under our new senior secured credit facility will be our principal sources of liquidity. Based on our current level of operations, we believe our cash flow from operations and available borrowings under our new senior secured credit facility will be adequate to meet our liquidity needs for at least the next twelve months. Our ability to fund our working capital needs, debt payments and other obligations, capital expenditures program and other funding requirements, and to comply with the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which in turn are subject to prevailing economic conditions, particularly the North American and European foodservice and retail industries. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our new senior secured credit facility in an amount sufficient to enable us to repay our indebtedness or to fund other liquidity needs. As of March 31, 2006, after giving pro forma effect to the transactions, we would have had $442.6 million of debt outstanding, of which approximately $44.9 million would have been debt secured by a first-priority lien on our assets and the remainder would have been floating rate senior secured notes, which are secured by a second-priority lien on our collateral, and senior subordinated secured pay-in-kind notes, which are secured by a third-priority lien on our collateral. Our new senior secured credit facility will provide for borrowings of up to $150.0 million by Libbey Glass and Libbey Europe B.V. (a non-guarantor subsidiary), of which approximately $110.0 million will be immediately available for borrowing due to borrowing base limitations. We also are party to a 250 million RMB (approximately $31.0 million) debt facility for the construction of our green meadow facility in China, of which 60 million RMB (approximately $7.5 million) was borrowed at March 31, 2006, and as of June 7, 2006, we expect to have drawn 120 million RMB (approximately $15.0 million). In addition, we will have a payable of approximately $17.8 million that will be due and payable to Vitro in the first quarter of

2007. We will also have $300.0 million of indebtedness under floating rate senior secured notes and $100.0 million of indebtedness under senior subordinated secured pay-in-kind notes. If we enter into any future acquisition transaction, we may finance that acquisition through a number of sources, including internally available cash, new debt financing, the issue of equity securities or any combination of the foregoing.
Debt and other obligations
Pro forma
The following table presents our total borrowings as of March 31, 2006, pro forma for the effect of the transactions as if they had occurred on March 31, 2006:

			Aggregate
			principal
As of March 31, 2006			amount
(Dollars in thousands)	Interest rate	Maturity date	outstanding

New senior secured credit facility	floating	December 2010	$30,569
Senior secured notes	floating	June 2011	300,000
Senior subordinated secured pay-in-kind notes	16.0%	December 2011	97,706
Promissory Note	6.0%	2006 to 2016	2,096
China Construction Loan	floating	2012 to 2014	7,469
Obligations under capital leases	floating	2006 to 2007	1,868
Other debt	floating	September 2009	2,901

Total debt			$442,609

Contractual obligations
Pro forma
The following table presents our existing contractual obligations at March 31, 2006 and related future cash requirements, pro forma for the effect of the transactions as if they had occurred on March 31, 2006:

	Payments Due by Period

Contractual obligations		Less than			More than
(Dollars in thousands)	Total	1 Year	1-3 Years	3-5 Years	5 Years

Borrowings(1)	$442,609	$490	$4,739	$330,684	$106,696
Long term operating leases	62,294	13,209	20,369	11,155	17,561
Natural gas obligations	27,778	22,280	5,498	—	—
Pension and nonpension	93,156	4,610	49,650	19,045	19,851
Vitro payable	17,837	17,837	—	—	—

Total obligations(2)	$643,674	$58,426	$80,256	$360,884	$144,108

(1)	These amounts reflect payments of principal only and do not include interest. Pro forma net interest expense is $56.1 million for the last twelve months ended March 31, 2006.

(2)	Excludes contingent consideration in the form of earnout payments related to our acquisition of Crisal and contingent consideration for the 5% of Crisal that we do not currently own. The first earnout payment, if any, would be due January 10, 2008.

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